QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

December 4, 2002

Tetra Tech to Appeal Jury Verdict

        Pasadena, California.    Tetra Tech, Inc. (NASDAQ: TTEK) announced today that a jury in Washington County Court in Bartlesville, Oklahoma handed down a $4.1 million verdict against the Company on Monday, December 2, 2002, in its dispute with Horsehead Industries, Inc. doing business as Zinc Corporation of America (ZCA). Tetra Tech is confident that it has a strong basis for appeal in this matter and plans to file an immediate appeal. In addition, the Company is actively pursuing other legal alternatives. The Company disagrees with the verdict, which was based on breach of contract. In fact, ZCA had already terminated the contract for convenience rather than for cause.

        Tetra Tech performed construction management services under a May 1998 contract in connection with the closure of a Bartlesville, Oklahoma zinc smelter and refinery site operated by ZCA. ZCA terminated the contract for convenience in December 1999.

        Tetra Tech will record a charge and provide a legal reserve for the verdict in the amount of $4.1 million. This charge was not included in the Company's previously reported unaudited fourth quarter and fiscal 2002 financial results because the verdict was handed down subsequent to the earnings release. These changes will be reflected in the Company's financial results included in its annual report on Form 10-K to be filed with the Securities and Exchange Commission by December 30, 2002. The charge will reduce the Company's previously reported fourth quarter and fiscal 2002 diluted earnings per share by five cents and four cents, respectively. Should the Company be successful in its appeal or through other legal remedies, the legal reserve would be adjusted accordingly.

About Tetra Tech (www.tetratech.com)

        Tetra Tech, Inc. is a leading provider of consulting, engineering and technical services. With more than 7,000 associates located in the United States and internationally, the Company supports commercial and government customers in the areas of resource management and infrastructure. Tetra Tech's services include research and development, applied science and technology, engineering design, construction management, and operations and maintenance.

        CONTACT: Li-San Hwang, CEO, or Mike Bieber, Investor Relations, at (626) 351-4664

        Certain statements contained in this news release are forward-looking statements that involve risks and uncertainties, such as those related to the Company's acquisition strategy and the fluctuations in the Company's quarterly operating results and stock price, and the other risks detailed from time to time in the Company's SEC reports.

QuickLinks

Exhibit 99.1